Exhibit 99.1

MERIDIAN INTERSTATE BANCORP, INC.

ANNOUNCES STOCK OFFERING RESULTS AND

EXPECTED CLOSING DATE

Peabody, Massachusetts, July 24, 2014 — Meridian Interstate Bancorp, Inc. (the “Company”) (NasdaqGS: EBSB), the holding company for East Boston Savings Bank, announced today the results of the stock offering of Meridian Bancorp, Inc., a newly formed corporation (“New Meridian”) that is the proposed successor holding company for East Boston Savings Bank. The closing of the offering and the conversion from the mutual holding company to stock holding company form of organization is expected to occur on July 28, 2014.

A total of 32,500,000 shares of common stock are expected to be sold in the subscription, community and syndicated community offerings at $10.00 per share, for gross offering proceeds of $325.0 million. The total is between the maximum and the adjusted maximum of the offering range.

As part of the conversion, each existing share of Company common stock held by current public stockholders will be converted into the right to receive 2.4484 shares of New Meridian common stock. The exchange ratio ensures that, after the conversion and offering, the current public stockholders of the Company will maintain approximately the same ownership interest in New Meridian as they owned in the Company immediately prior to the closing of the conversion, as adjusted to reflect certain assets held by Meridian Financial Services, Incorporated, the Company’s mutual holding company. Cash will be issued in lieu of fractional shares based on the offering price of $10.00 per share. Approximately 54,701,377 shares of New Meridian common stock will be outstanding after the completion of the offering and the exchange, before taking into account adjustments for fractional shares.

The Company’s stock is expected to cease trading at the close of business on July 28, 2014. New Meridian’s common stock is expected to trade on the Nasdaq Global Select Market under the trading symbol “EBSB” beginning on July 29, 2014.

Direct Registration System (“DRS”) statements for shares purchased in the offering, and interest checks for any persons who paid for their orders by check or wire deposit, are expected to be mailed to purchasers on or about July 29, 2014. Company stockholders holding shares in street name or in book-entry form will receive shares of New Meridian common stock within their accounts. Stockholders holding shares in certificated form will be mailed a letter of transmittal on or about August 1, 2014 containing instructions as to how to exchange their shares. Stockholders will receive a DRS statement and cash in lieu of fractional shares after returning their Company stock certificates and a properly completed letter of transmittal to New Meridian’s transfer agent.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, the possibility of unforeseen delays in the delivery of direct registration statements or checks related to the offering and the exchange, and/or delays in the opening of trading due to market disruptions or exchange-related operational issues.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

Contact:

Richard J. Gavegnano

Chairman, President and Chief Executive Officer

(978) 977-2211